Exhibit 99.1

FOR RELEASE

February 16, 2012

Contacts: Rob Stewart	Media Contact: Adam Handelsman
Investor Relations	Managing Director
Tel (949) 480-8300	Lippert/Heilshorn & Associates
Fax (949) 480-8301	(212) 201-6622
ahandelsman@lhai.com

ACACIA RESEARCH CORPORATION ANNOUNCES $225 MILLION PRIVATE PLACEMENT OF COMMON STOCK

Newport Beach, Calif. – (BUSINESS WIRE) – February 16, 2012 – Acacia Research Corporation (Nasdaq: ACTG) today announced that it has entered into definitive purchase agreements with certain institutional accredited investors with respect to the private placement of 6.12 million shares of its common stock at a purchase price of $36.75 per share for expected gross proceeds of approximately $225 million before payment of placement agent fees and estimated offering expenses. The closing of this private placement is expected to occur on or about February 21, 2012, subject to customary closing conditions.

This private placement was made only to select institutional accredited investors in accordance with Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder. The securities offered in this private placement have not been registered under the Securities Act, or state securities laws, and cannot be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from the registration requirements. The registration rights provisions contained in the definitive purchase agreements require Acacia to prepare and file with the SEC a registration statement on Form S-3 for the purpose of registering for resale all of the securities to be issued to the investors in this private placement.

This news release is neither an offer to sell nor a solicitation of an offer to buy any of the securities discussed herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any state.

ABOUT ACACIA RESEARCH CORPORATION

Acacia Research Corporation’s subsidiaries partner with inventors and patent owners, license the patents to corporate users, and share the revenue. Acacia Research Corporation’s subsidiaries control over 200 patent portfolios, covering technologies used in a wide variety of industries.

Information about Acacia Research Corporation and its subsidiaries is available at www.acaciaresearchgroup.com and www.acaciaresearch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties including, but not limited to, changes in market, economic, and/or business conditions, and other factors detailed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Forms 8-K and 8-K/A, and other SEC filings. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.